Exhibit 99.1

CONTACTS:	Robert P. Peebler
Chief Executive Officer
Input/Output (281) 879-3615

Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600
I/O REPORTS PRELIMINARY FOURTH QUARTER
AND YEAR-END 2005 RESULTS
Announces Restatement of 2004 and Quarterly 2005 Results
HOUSTON — March 16, 2006 — Input/Output, Inc. (NYSE: IO) today announced preliminary fourth quarter 2005 net income of approximately $17.4 million, or $0.22 per basic share, on revenues of $131.3 million. The preliminary fourth quarter 2005 results include the estimated effect of certain revenue recognition restatements described below. For the year ended December 31, 2005, including the impact of similar revenue recognition restatements for fiscal 2004 as described below, I/O’s estimated net income was $17.3 million, or $0.22 per basic share, on estimated revenues of $362.3 million. These 2005 fourth quarter and fiscal 2005 results of operations have not been audited.
     These 2005 fourth quarter and fiscal 2005 results of operations reflect a positive increase due to financial restatements of 2004 and the first three quarters of 2005 relating to timing of revenue recognition from certain licenses of multi-client seismic survey data by GX Technology, a subsidiary of I/O. The restatements, which are discussed in more detail below, had no impact on the amount of cash received by GXT from its multi-client license transactions during 2004 or 2005, and in effect shift the amounts of revenue recognized from these multi-client license transactions to subsequent periods. Excluding the impact of the restatements, I/O’s fourth quarter net income would have been $12.4 million, or $0.16 per basic share, on revenues of $122.1 million and I/O’s full year 2005 net income would have been $12.3 million, or $0.16 per basic share, on revenues of $355.6 million.
     As a result of the above revenue recognition issue and the related restatements, I/O’s independent auditors have not yet completed their audit of I/O’s 2005 financial statements, their audit of I/O’s internal control over financial reporting for 2005 or their discussions of the revenue recognition matters with the independent auditing firm that audited I/O’s annual financial statements for fiscal 2004. Consequently, all results reported in this press release should be considered preliminary until I/O files its Annual Report on Form 10-K for the year ended December 31, 2005, which is expected to be filed on or before March 31, 2006. I/O plans to file a notice under Rule 12b-25 with the Securities and Exchange Commission that extends the period in which it may file its Form 10-K for the year ended December 31, 2005, to March 31, 2006.
     Bob Peebler, I/O’s President and Chief Executive Officer, said, “It is unfortunate that the GXT revenue recognition matter arose and caused a delay and distraction from an otherwise strong operating performance. The gradual improvement we have enjoyed since the beginning of 2005 culminated in a very good fourth quarter performance. Operationally, the Marine Imaging Systems Division had an exceptional quarter, led by a strong seismic marine market as we continue to deliver VectorSeis® Ocean system orders to our VSO customer, Reservoir Exploration Technology (RXT). The Land Imaging Systems Division also had a strong revenue quarter, driven by both System Four®, including VectorSeis, and legacy product sales. Our Sensor business unit operated at full capacity, and sales by Concept Systems ended with a near-record quarter. GXT also had record sales in the quarter, driven by improved levels of seismic data processing, higher data library sales, and an increase in multi-client project activity. We also commenced the delivery of the second version of VectorSeis Ocean (VSO System 2.0) to RXT, with delivery of the remaining portion of the order to be completed during the second half of 2006. This morning we announced an agreement with BP to assist in the launch of our recently-introduced cableless land imaging system, FireFly™. We expect FireFly to enter the field trial/pilot phase starting in the second half of the year, with early field tests during the second quarter.”
FOURTH QUARTER 2005
     The following discussion of fourth quarter 2005 results of operations excludes the anticipated impact of the restatements described above with regard to I/O consolidated and GXT results. The estimated combined impact of the 2005 quarterly restatements reduces the combined revenues and net income of the first three quarters of 2005 by an estimated $9.2 million and $5.0 million, respectively, or $0.06 earnings per share, and subsequently increases fourth quarter 2005 results by approximately the same estimated amounts.
     Before impact of restatements, fourth quarter revenues of $122.1 million increased 80 percent over the fourth quarter of 2004, led by improved results in all segments. Land Imaging revenues during the fourth quarter increased 59 percent to $48.4 million, compared to $30.4 million a year ago. Marine Imaging revenues during the quarter more than doubled to $25.6 million, compared to $11.0 million a year ago. GXT’s performance during the fourth quarter was exceptional, with revenues before restatements increasing 98 percent to $42.1 million, compared to $21.3 million before restatements in the fourth quarter of 2004.
     Gross margins in the fourth quarter before restatements improved to 32 percent, compared to 30 percent for the same period a year ago and 28 percent in the third quarter, primarily due to margin improvement within GXT and our Sensor geophone sales. Both GXT and Sensor experienced improved demand and a higher margin product mix during the fourth quarter. The Land Imaging division experienced lower margins related to cost and competitive pricing issues with System Four.
     Operating expenses before restatements as a percentage of revenues declined in the fourth quarter to 21 percent of revenues, compared to 31 percent in the fourth quarter of 2004 and 23 percent in the third quarter of 2005.
     Before impact of restatements, EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the fourth quarter was $23.5 million, compared to $9.8 million in the fourth quarter of 2004. A reconciliation of EBITDA to reported earnings before restatements can be found at the end of this press release.
FULL YEAR 2005
     The following discussion of full year 2005 results of operations excludes the anticipated impact of the restatements described above with regard to I/O consolidated and GXT results. The estimated impact of the financial restatement of 2004’s results of operations reduces revenues for 2004 by approximately $6.7 million, or approximately

$0.07 earnings per basic share, and increases the fiscal 2005 results by approximately the same amounts.
     Before impact of restatements, consolidated revenues for 2005 increased 44 percent to $355.6 million, compared to $247.3 million in 2004. The improvement in revenue growth was driven by a generally strong seismic market and improved performance at GXT and the Marine and Land divisions, and the added revenues due to the acquisitions of Concept Systems and GXT during 2004. Gross margin before impact of restatements for 2005 was 28.4 percent, compared to a 29.0 percent gross margin in 2004.
     Before impact of restatements, EBITDA for 2005 increased to $52.1 million from $27.3 million in the same period a year ago. Income from operations before impact of restatements for 2005 increased to $19.7 million from $2.5 million during 2004. For the year, I/O reported net income before impact of restatements of $12.3 million, or $0.16 per basic share, compared to a net loss before restatements of $3.0 million, or $(0.05) loss per share in 2004.
     VectorSeis land system sales were a record $22 million in 2005, a 69% revenue growth year over year. VectorSeis marine sales (VSO) during 2005 were approximately $7 million, and excluded over $27 million of VSO deliveries that were planned for 2005 but were impacted by manufacturing delays related to Hurricane Rita. Most of the delayed VSO deliveries will be completed in the first half of 2006. Total VectorSeis bookings for 2005 were $49 million, compared to $30 million a year ago, or a 63% growth rate.
     Marketing and sales expenses and general and administration expenses increased $7.4 million during 2005 from the prior year, due principally to the GXT and Concept Systems acquisitions. Fees associated with Sarbanes-Oxley compliance comprised over $1 million of costs in 2005.
RESTATEMENTS
     Section 404 of the Sarbanes-Oxley Act of 2002 requires I/O’s Annual Report on Form 10-K to include a report on management’s assessment of I/O’s internal control over financial reporting and an attestation report by I/O’s independent auditing firm on management’s assessment, as well as the independent auditing firm’s own assessment of such internal controls. Because GXT was acquired by I/O in June 2004, its internal control over financial reporting was excluded from management’s assessment of I/O’s internal control over financial reporting as of December 31, 2004. In the process of assessing GXT internal controls, I/O determined that GXT’s policies and procedures for timing of recognizing revenue generated from licenses of multi-client seismic survey data were not in accordance with Securities and Exchange Commission guidance. As a result, I/O determined that the revenues from certain GXT multi-client data transactions in 2004 and the first three quarters of 2005 were recognized by GXT upon the signing of customer letter agreements and delivery of the multi-client data, but prior to the receipt from the customer of a signed final master geophysical data license agreement and accompanying license supplement. This accounting error has a material impact on the timing of recognition of certain GXT multi-client data license revenues during 2004 and the first three quarters of 2005 and, as a result, I/O will restate the financial statements included in I/O’s Annual Report on Form
10-K for the year ended December 31, 2004, and I/O’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005. I/O’s previously reported consolidated financial statements as of and for those periods should no longer be relied upon.
     I/O intends to revise the GXT license agreement forms to enable GXT to recognize revenue from future multi-client data license transactions in proximity to the consummation of the license transaction itself.
2006 OUTLOOK
     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Bob Peebler, President and Chief Executive Officer, commented, “Based on our preliminary view for the year and our current pipeline of business, we expect 2006 revenues to range between $410 and $450 million, with much of the revenue growth originating from continued market penetration of our new field acquisition systems, improving financial performance at GXT and a strong overall seismic market. We expect ongoing margin improvement, led by higher System Four gross margins through lowered costs and improved quality associated with new releases later this year. We also expect overall improvement in pricing due to an even stronger market for our products and services. We expect full year 2006 gross margins to range between 30 and 33 percent. We anticipate operating expenses to range between 20 and 24 percent of revenue, including a significant addition to R&D and marketing expenses related to FireFly. Furthermore, we expect to incur an additional $2 million in expenses related to the amortization of stock option expense. As a result, we anticipate 2006 earnings to be between $0.20 and $0.35 per share. We remind our investors that our business is not evenly spread from quarter-to-quarter and therefore we only provide annual guidance. Similar to last year, we anticipate 2006 to be back-end loaded, mainly due to timing issues related to permitting and other operational considerations for GXT’s new venture multi-client business, the natural pattern of data library sales that tend to occur more in the second half of the year, and the natural budget/planning cycle of our larger contractor customers who formulate capital spending plans during the first quarter of each year. We are experiencing some short-term weakness in first quarter 2006 land System Four sales as the result of customers delaying purchases until the availability of a planned new land System Four release that is designed to increase quality and add new functionality. We would expect these short-term purchase delays to result in renewed purchase activity commencing in the second quarter of 2006. Similar to last year, we anticipate that 60 percent or more of our revenue will come in the second half of the year.”
     Mr. Peebler continued, “Looking at 2005, I/O made some great strides as the year unfolded. The highlights included making significant progress at GXT with a much stronger backlog of data processing business and broadening the base of Span projects, including starting data acquisition for IndiaSpan, which we expect to be a flagship product. We started 2005 with challenging operational start-up issues with our new VectorSeis Ocean system, but through the focused efforts of our technical and operational teams we turned it around, and ended with a new contract and new orders with RXT. We have also made progress with VectorSeis on land with System Four, ending with a record year, and, even more importantly, launching our next generation land system, FireFly, at the SEG. We believe that FireFly will bring efficiencies and much improved image quality to land by combining a cableless system with our leading VectorSeis full-wave sensor. Most importantly, we made significant gains with our financial performance with strong improvements in both earnings and EBITDA year over year.
     “For 2006, our management team will continue to devote our energies to improving operational effectiveness with a strong emphasis on continuing to improve gross margins and net income. We expect to see additional traction with VectorSeis and continued double digit growth year over year. We will also continue to enhance our presence in the growing markets of Russia, China, the Middle East and South America. Overall, 2006 will be another year focused on our customers and on proving new technology that will create value for both contractors and E&P companies.”
CONFERENCE CALL
     I/O has scheduled a conference call for Thursday, March 16, 2006, at 9:00 a.m. eastern time. To participate in the conference call, dial 303-205-0033 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 23, 2006. To access the replay, dial 303-590-3000 and use pass code 11054798.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.
I/O is a leading seismic services provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. The company’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East. Additional information is available at http://www.i-o.com.
The results of operations for completed periods discussed in this press release are unaudited and are subject to the Company’s independent auditors competing their audit of the Company’s financial statements and the Company’s internal control over financial reporting. The results reported in this press release should be considered preliminary until the Company files its Annual Report on Form 10-K for the year ended December 31, 2005 that contains audited consolidated financial statements.
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the expected impact of restating historical results of operations for certain accounting periods as described herein, estimated revenues, earnings and earnings per share for fiscal 2006, expected timing of revenues and growth rates in fiscal 2006, estimated gross margins and operating expenses for fiscal 2006, future sales and market growth, timing of product introduction and commercialization, and other statements that are not statements of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include audit adjustments and other modifications to the Company’s financial statements not currently foreseen, unanticipated delays in the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005.
Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004
	Report Results
	before	Impact of	Reported	As Previously	Impact of	As
	Restatements	Restatements	Results	Reported	Restatements	Restated

Net sales	$122,055	$9,198	$131,253	$67,824	$(2,558)	$65,266
Cost of sales	82,714	3,760	86,474	47,747	(1,485)	46,262

Gross profit	39,341	5,438	44,779	20,077	(1,073)	19,004

Operating expenses (income):
Research and development	6,118	—	6,118	5,731	—	5,731
Marketing and sales	10,417	403	10,820	8,102	—	8,102
General and administrative	8,557	—	8,557	7,674	—	7,674
Loss (gain) on sale of assets	24	—	24	(586)	—	(586)

Total operating expenses	25,116	403	25,519	20,921	—	20,921

Income (loss) from operations	14,225	5,035	19,260	(844)	(1,073)	(1,917)

Interest expense	(1,408)	—	(1,408)	(1,615)	—	(1,615)
Interest income	361	—	361	256	—	256
Other income	759	—	759	27	—	27

Income (loss) before income taxes	13,937	5,035	18,972	(2,176)	(1,073)	(3,249)
Income tax expense (benefit)	1,001	—	1,001	(542)	—	(542)

Net income (loss)	12,936	5,035	17,971	(1,634)	(1,073)	(2,707)

Preferred stock dividends and accretion	531	—	531	—	—	—

Net income (loss) applicable to common shares	$12,405	$5,035	$17,440	$(1,634)	$(1,073)	$(2,707)

Earnings (loss) per share:
Basic	$0.16	$0.06	$0.22	$(0.02)	$(0.01)	$(0.03)
Diluted	$0.14	$0.05	$0.19	$(0.02)	$(0.01)	$(0.03)

Weighted average number of common shares outstanding:
Basic	78,926	—	78,926	77,624	—	77,624
Diluted	98,234	—	98,234	77,624	—	77,624

INPUT/OUTPUT, INC. AND SUBSIDIARIES
PRELIMINARY CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited )

	Twelve Months Ended December 31, 2005			Twelve Months Ended December 31, 2004
	Report Results
	before	Impact of	Reported	As Previously	Impact of	As
	Restatements	Restatements	Results	Reported	Restatements	Restated

Net sales	$355,626	$6,658	$362,284	$247,299	$(6,658)	$240,641
Cost of sales	254,654	1,662	256,316	175,705	(1,662)	174,043

Gross profit	100,972	4,996	105,968	71,594	(4,996)	66,598

Operating expenses (income):
Research and development	20,266	—	20,266	19,611	—	19,611
Marketing and sales	33,089	—	33,089	23,758	—	23,758
General and administrative	27,784	—	27,784	29,748	—	29,748
Loss (gain) on sale of assets	99	—	99	(3,980)	—	(3,980)

Total operating expenses	81,238	—	81,238	69,137	—	69,137

Income (loss) from operations	19,734	4,996	24,730	2,457	(4,996)	(2,539)

Interest expense	(6,134)	—	(6,134)	(6,231)	—	(6,231)
Interest income	843	—	843	1,276	—	1,276
Other income	820	—	820	220	—	220

Income (loss) before income taxes	15,263	4,996	20,259	(2,278)	(4,996)	(7,274)
Income tax expense	1,343	—	1,343	701	—	701

Net income (loss)	13,920	4,996	18,916	(2,979)	(4,996)	(7,975)

Preferred stock dividends and accretion	1,635	—	1,635	—	—	—

Net income (loss) applicable to common shares	$12,285	$4,996	$17,281	$(2,979)	$(4,996)	$(7,975)

Earnings (loss) per share:
Basic	$0.16	$0.06	$0.22	$(0.05)	$(0.07)	$(0.12)
Diluted	$0.15	$0.05	$0.21	$(0.05)	$(0.07)	$(0.12)

Weighted average number of common shares outstanding:
Basic	78,600	—	78,600	65,759	—	65,759
Diluted	79,842	—	79,842	65,759	—	65,759

INPUT/OUTPUT, INC. AND SUBSIDIARIES
PRELIMINARY CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31, 2004
	2005	As Reported	Adjustment	As Restated
Current assets:
Cash and cash equivalents	$15,853	$14,935	$—	$14,935
Restricted cash	2,465	2,345	—	2,345
Accounts receivable, net	120,961	61,598	—	61,598
Current portion of notes receivable, net	8,372	10,784	—	10,784
Unbilled receivables	15,070	7,309	—	7,309
Inventories	80,378	86,659	—	86,659
Prepaid expenses and other current assets	10,919	7,974	—	7,974

Total current assets	254,018	191,604	—	191,604
Notes receivable	6,508	4,143	—	4,143
Property, plant and equipment, net	28,997	46,051	—	46,051
Multi-client data library, net	19,852	9,572	1,094	10,666
Investments at cost	4,000	3,500	—	3,500
Goodwill	154,794	147,066	—	147,066
Intangible and other assets, net	66,830	77,180	—	77,180

Total assets	$534,999	$479,116		$1,094 $480,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt and lease obligations:	$4,405	$6,564	$—	$6,564
Accounts payable	30,693	40,856	—	40,856
Accrued expenses	48,810	26,686	(568)	26,118
Deferred revenue	12,337	8,423	6,658	15,081

Total current liabilities	96,245	82,529	6,090	88,619
Long-term debt and lease obligations, net of current maturities	71,541	79,387	—	79,387
Deferred income taxes	5,140	—	—	—
Other long-term liabilities	4,340	2,688	—	2,688

Total liabilities	177,266	164,604	6,090	170,694

Cumulative convertible preferred stock	29,838	—	—	—

Stockholders’ equity:
Common stock	807	795	—	795
Additional paid-in capital	487,232	480,845	—	480,845
Accumulated deficit	(149,231)	(161,516)	(4,996)	(166,512)
Accumulated other comprehensive (loss) income	(1,154)	2,449	—	2,449
Treasury stock	(5,968)	(5,844)	—	(5,844)
Unamortized restricted stock compensation	(3,791)	(2,217)	—	(2,217)

Total stockholders’ equity	327,894	314,512	(4,996)	309,516

Total liabilities and stockholders’ equity	$534,999	$479,116	$1,094	$480,210

Preliminary Reconciliation of EBITDA before Restatements to Net Income
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     EBITDA before restatements is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income (loss) applicable to common shares before restatements	$12,405	$(1,634)	$12,285	$(2,979)
Interest expense	1,408	1,615	6,134	6,231
Interest income	(361)	(256)	(843)	(1,276)
Income tax expense (benefit)	1,001	(542)	1,343	701
Depreciation and amortization expense before restatements	9,057	10,654	33,147	24,668

EBITDA before restatements	$23,510	$9,837	$52,066	$27,345